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Exhibit 99.1

Warwick Valley Telephone Company (NASDAQ - WWVY) announced today that both the New York State Public Service Commission and the New Jersey Board of Public Utilities have approved the changes to WVT's restated and amended Certificate of Incorporation (including the three-for-one stock split) that had been approved by WVT shareholders at the Annual Meeting on April 25, 2003. The restated and amended Certificate of Incorporation has also been accepted by the New York Secretary of State. This enables the Company to set the record date for the three-for-one stock split of its Common Shares. That record date will be October 6, 2003. The new shares will be made available on October 13, 2003.

Existing stock certificates will be retained by shareholders and will represent the same number of shares of Common Shares as they did prior to the split, except that these Common Shares will now be $0.01 par value per share rather than being no-par-value shares. Each person shown on the transfer books of the Company as holding shares of Common Shares in certificated form on the record date will receive one new certificate representing a number of new, $0.01-par-value Common shares equal to two times the number of shares of Common Shares previously held. The new certificate, together with all other certificates held, will represent the total number of split shares held. Shareholders holding their shares other than directly in certificated form will have the appropriate number of Common Shares attributed to them.